Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.19

Convertible Note Investment Agreement

This Convertible Note Investment Agreement (the “Agreement”) is made, entered into and executed on November 8, 2022 by and among:

Present Investor:

Hangzhou Fuyang Development Zone Industrial Investment Co., Ltd. (the “Present Investor”), a limited liability company established and validly existing in accordance with Chinese laws, with its domicile at******, represented by its legal representative ******.

Target Company:

Hangzhou Lightning Speed Technology Co., Ltd. (the “Company”), a limited liability company registered and validly existing in accordance with Chinese laws, established on September 22, 2022, with its domicile at ******, represented by its legal representative ******.

Original shareholders of the Target Company (collectively, the “Original Shareholders”):

Sanya Lotus Venture Capital Co., Ltd.(the “Original Shareholder”), a limited liability company established and validly existing in accordance with Chinese laws, with its address at******, represented by its legal representative******.

Ningbo Weili Enterprise Management Consulting Partnership (Limited Partnership) (the “Original Shareholder”), a limited partnership established and validly existing in accordance with Chinese laws, with its domicile at******, represented by ****** appointed by its executive partner.

Hangzhou Fuyang Development Zone Industrial Investment Co., Ltd. (the “Original Shareholder”), a limited company established and validly existing in accordance with Chinese laws, with its domicile at******, represented by its legal representative******.

Joint and Several Liability Guarantor:

Wuhan Lotus Technology Co., Ltd. (the “Lotus Technology”), a limited liability company registered and validly existing in accordance with Chinese laws, with its address at******, represented by its legal representative******.

In the Agreement, the above parties are hereinafter referred to as a “Party” individually and the “Parties” collectively.

Recitals

(A)	Pursuant to the Energy Headquarters Project Investment Agreement between Fuyang Economic and Technological Development Zone Management Committee and Wuhan Lotus Technology Co., Ltd. (the “Energy Headquarters Project Investment Agreement”) executed by Lotus Technology and Fuyang Economic and Technological Development Zone Management Committee (“Fuyang Development Zone”), Fuyang Development Zone agrees to invest RMB1 billion in the Company for industrial support. The Company issues convertible notes for financing, and the entity designated by Fuyang Development Zone agrees to subscribe for RMB1 billion convertible notes issued by the Company. In consideration of the foregoing, the Present Investor, as the entity designated by Fuyang Development Zone, intends to invest in the Company in the form of convertible notes to support the Lotus’s Energy Headquarters Project.

(B)	The Present Investor intends to invest in the Company in the form of convertible notes and make equity investment in the Company when the equity conversion event occurs, on the premise that the Parties abide by the terms and conditions of the Agreement. The Original Shareholders of the Company agree to the Present Investment and agree that the Present Investor will invest in convertible notes and cooperate in equity conversion when the equity conversion event occurs, subject to the terms and conditions of this agreement.

Therefore, now, the Parties hereby agree as follows:

Article 1    Definitions and Interpretations

1.1            For the purpose of the Agreement, unless otherwise specified, the following terms and expressions in the Agreement shall have the following meanings:

“Present Investment”	means the Present Investor’s investment in the Company with a total of RMB1 billion in the form of convertible notes within a five-year period for the purpose of equity investment, which will be used for equity investment in, and to subscribe for the equity of, the Company when the conversion conditions are met.

“Present Investor”	means Hangzhou Fuyang Development Zone Industrial Investment Co., Ltd.

“Company”	means Hangzhou Lightning Speed Technology Co., Ltd.

“Affiliate”	means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with the person; with respect to any person that is an individual, includes that individual and their close relatives. For the purposes of this definition, “control” means the power, directly or indirectly, to direct or cause the direction of the management and decisions of a person, whether through the ownership of 50% or more of the voting securities, by contract or through other arrangements.

“Working Day”	means any day other than Chinese public holidays.

“Person”	means any individual, firm, company, partnership, association, trust or estate or any other entity or organization (whether or not having separate legal personality), including any government authority.

“RMB, yuan”	means the lawful currency of China: Renminbi.

“Chinese Laws”	means the laws, regulations, rules and judicial interpretations officially promulgated by Chinese legislatures and other competent authorities at all levels and known to the public; only for the purpose of the Agreement, excluding the laws, regulations and jurisprudence of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region.

“Material Adverse Effect”	means any of the following circumstances, changes or effects involving the Company: (i) causing, or having sufficient evidence to show that it may cause, material adverse effects on the Company’s business, assets, liabilities (including but not limited to contingent liabilities), operating performance or financial positions, thereby causing the Company to suffer pecuniary or non-pecuniary losses exceeding******, or an loss of ****** of its net assets in the latest audit report, other than losses caused by the following reasons: (a) events or changes that generally affect the industry or market in which the Company operates, (b) changes in financial markets, the general economic or political environment, (c) changes in laws or accounting standards that apply to the Company, or (d) ) expenditures and financial losses incurred in the ordinary course of business of the Company; or (ii) affecting the legitimate existence and legal operation of the Company, including the events, facts, conditions, changes or effects causing damage to the Company’s continuous operation or causing the Company to suffer major administrative penalties (such as the Company being ordered to suspend production and business operations, suspending or revoking permits, licenses, confiscation of illegal income, confiscation of illegal finances, or penalties accounting for 20% of net assets in the latest audit report); (iii) causing the suspension of the Company’s operations (except for those caused by force majeure) for more than******; or (iv) affecting the legality, validity, binding force or enforceability of the Agreement.

“Material”	means a term describing the materiality of a relevant act or fact and, if such act or fact is “material” in nature, the amount involved (such amounts include income or expenditure of any nature, whether investment, debt, restructuring, guarantee, fines, indemnity, compensation, etc.) will exceed******, or account for ****** of its net assets in the latest audit report when such act or fact occurs.

1.2	Unless otherwise provided in the context, amendments, supplements, updates, substitutions, and combinations of documents in the Agreement shall be made in writing as appendices to the Agreement, and such appendices shall be deemed an integral part of the Agreement.

1.3	References to any statute or statutory provisions, or rules or regulations shall be construed as references to the same as amended from time to time (whether before or after the date of the Agreement).

1.4	The headings in the Agreement are for convenience only and shall not affect the interpretation of the Agreement.

1.5	Unless otherwise stated, if the last day for implementation under the Agreement occurs on a non-Business Day, it shall be postponed to the first Business day after the non-Business Day.

Article 2    Arrangement of Convertible Notes

2.1          Amount of convertible notes

The Present Investor agrees to provide the Company with a convertible note investment of RMB1 billion.

2.2          Delivery arrangement

The convertible note investment funds of the Present Investor will be delivered in two tranches, of which RMB500 million will be paid within 45 days from the date when the Company completes its registration with the competent administration for industry and commerce (the first delivery date); and the other RMB500 million will be paid before March 31, 2024 (the second delivery date).

******.

2.3           Use of funds

The convertible note investment funds will be fully used for the Lotus Energy headquarters Project, including R&D, manufacturing, marketing, station construction and daily operations of the Energy Headquarters operation project company and industrialization project company. Without the prior written consent of the Present Investor, the Company shall not use the convertible note funds for purposes other than those for the Lotus Energy Headquarters Project. The controlling shareholder shall not use the funds in any form for purposes other than those specified in the Agreement. The Company shall deposit such convertible note investment funds in its bank account opened within the jurisdiction of Fuyang District, and provide the Investor with the convenience of checking and auditing financial information on a regular basis.

2.4           Convertible bond investment period

The convertible note investment period under the Agreement is five years from respective Delivery Date of each tranche of the investment funds.

2.5	Convertible bond interest

The interest on convertible notes under the Agreement is calculated at the loan prime rate (LPR) for the same period loans announced by the China Foreign Exchange Trade System National Interbank Funding Center, from the date of delivery of the fund to the date of repayment of the debt.

2.6	Transfer of convertible notes

The Present Investor shall, on the Delivery Dates, pay the convertible note funds to the bank account designated by the Company, and shall promptly inform the Company that the funds have been transferred.

2.7	Guarantee of convertible notes

The existing Original Shareholders (excluding Hangzhou Fuyang Development Zone Industrial Investment Co., Ltd.) provide an unconditional joint and several liability guarantee, in proportion to their respective shareholding ratio, to the Present Investor for the exit of the convertible notes. The guarantee period ends when the Company repays in full the principal of the convertible notes that have not been converted into equity and the interest thereon to the Present Investor or when all the convertible notes are converted into equity of the Company (whichever is earlier). If there is a subsequent change in the Company's shareholders or changes in the proportion of capital contributions subscribed by shareholders, the Parties shall enter into a supplementary agreement, and each shareholder of the Company shall undertake joint and several liability guarantees in proportion to the capital contributions actually subscribed for by it at that time.

For the convertible note debts or obligations that Sanya Lotus Venture Capital Co., Ltd. shall perform to the Present Investor based on the terms above, Lotus Technology shall provide a joint and several liability guarantee to the Present Investor. The guarantee period is from the date when Sanya Lotus Venture Capital Co., Ltd. fails to perform the aforementioned convertible note debts or obligations, to the date when the principal of the unconverted part of the convertible notes and the interest thereon are repaid in full or when all the convertible notes are converted into equity of the Company (whichever is earlier).

If Lotus Technology or its overseas listing entity applies for listing, Lotus Technology may apply to the Present Investor to release the aforementioned guarantee under the condition of providing an alternative guarantee plan acceptable by the Present Investor. After Lotus Technology submits a written application for releasing the aforementioned guarantee and an alternative guarantee plan to the Present Investor, and with the written consent of the Present Investor and after the effective implementation of the alternative guarantee plan, the Present Investor will release the aforementioned guarantee of Lotus Technology. If, after receiving the written application from Lotus Technology, the Present Investor does not agree in writing to release the aforementioned guarantee of Lotus Technology, it is deemed that the Present Investor does not agree to release the guarantee liability of Lotus Technology under the supplementary contract.

2.8	Prohibitive provisions on the convertible note investment period

During the convertible note investment period, the Company must abide by the following prohibitive provisions (except with the prior consent of the Investor); otherwise, the Investor shall have the right to refuse or postpone the implementation of the debt-to-equity swap arrangement and require the Company to repay the loan in advance:

(1)            The Company has an event of major adverse effect and fails to reach an unanimous solution with the Investor within ******;

(2)            No concealment or delay in disclosing any fact that any investor learns that may violate any representations, warranties and undertakings under the Agreement (whether existing before the date of execution of the Agreement or occurring after the date of execution of the Agreement and before the date of completion of debt-to-equity swap registration), disclose the Company’s regular financial statements, financial budget statements, etc. (annual report, semi-annual report, quarterly report) to investors as agreed.

(3)            Without the written consent of the Present Investor, the Company shall not provide external guarantees with an amount exceeding ******.

Article 3    Conversion of Convertible Notes into Equity and Related Arrangements

3.1	Conversion of convertible notes into equity: When the following events (the “Equity Conversion Events”) occurs, the Present Investor may convert the claims held by it into equity of the Company, and the Parties shall cooperate with the Present Investor to complete the conversion of convertible notes into equity:

(1)            Within five years from the date when the convertible note investment amount of RMB1 billion is fully delivered, both the Company and the Present Investor may apply for the conversion of all or part of the convertible notes into equity (the application may be made by telephone, mail, or face-to-face), after both parties reach a consensus and form an equity conversion plan, the Company shall cooperate with the Present Investor to subscribe for the corresponding registered capital of the Company in proportion to the equity conversion amount and valuation as specified in such plan.

(2)            After the investment period of each tranche of the convertible note investments expires or when the conditions for early repayment are triggered, the Company shall repay the investment fund that has not been converted into the Company’s equity and pay the investment income calculated according to the provisions of Paragraph 2.5 hereof no later than 6 months.

(3)            If necessary due to reasons such as company development or conversion of convertible notes into equity, the investment period of each investment fund as specified in Paragraph 2.4 may be extended twice, but each extension should not exceed one year. During the extension period, the Company shall pay the Present Investor the investment income at a rate rising by 10% of the LPR for same-period loans. The Company shall give a notice of extension of the investment period to the Investor. If the Investor does not express any objection thereto in writing within 15 days, it shall be deemed to agree to the extension of the investment period.

(4)            In making the conversion of convertible notes into equity, if it is infeasible for the Present Investor to complete in time the subscription for the newly-increased registered capital of the Company directly with its claims against the Company under the convertible notes provided to the Company due to laws, policies or government department reasons, the Present Investor and the Company shall negotiate to reach an alternative solution. If the Company repays the principal of the convertible notes and the interest thereon in installments (the specific amount and time limit of each installment will be negotiated separately by both parties), the Present Investor shall, after receiving each repayment fund, subscribe for the newly-increased registered capital of the Company with such fund within 1 Working Day after the conditions precedent for each capital contribution (if any) as agreed in the equity investment agreement, so as to achieve the same purpose as the conversion of convertible notes into equity.

(5)            In the event of investment by any subsequent investors, the Company shall ensure that the content of the Agreement is disclosed to such subsequent investors and shall obtain the confirmation by the Present Investor. The Company and the Original Shareholders agree, at the time of convention of convertible notes into equity, they will do their best to cooperate, and procure the Company’s subsequent investors to cooperate, with the Present Investor to complete the conversion of convertible notes under Article 3, and cooperate to sign relevant documents.

(6)            The Parties agree that, under any circumstances, it should be ensured that after the conversion of the convertible notes, the Present Investor will hold no more than 20% of the Company’s equity, and must not become the Company’s first majority shareholder or controlling shareholder.

Article 4    Representations and Warranties

4.1	Representations and warranties

The Company and the Original Shareholders hereby represent and warrant:

(1)            The Company is a company duly established and validly existing in accordance with the laws of China, and have the right to own its assets and to carry on the business it is currently carrying on;

(2)            Each of them has the authority to enter into, perform and deliver, and has taken all necessary actions to authorize it to execute, perform and deliver, the Agreement and the transactions contemplated by the Agreement and these documents;

(3)            Before the execution of the Agreement, the Company has no material economic disputes and lawsuits; other than the lawsuits and arbitrations that have been disclosed to the Present Investor, there is no lawsuit, arbitration or administrative procedure pending before any court, arbitration institution or administrative agency, that is reasonably expected to have a material adverse effect on the Company if there is an unfavorable decision;

Article 5    Confidentiality Obligations

5.1	The terms and conditions of the Agreement and its appendices (including all clauses and even the existence of the Agreement and all transaction documents related to the Present Investment) are confidential information, and the Parties to the Agreement shall not disclose them to third parties, unless otherwise provided. Each Party shall treat in confidence proprietary or secret or confidential data and information concerning the Company, its business or other Parties, or disclosed by other Parties at any time or for the purpose of negotiating the Agreement or operating the Company and the relevant contents of the Agreement (the “Confidential Information”), and shall not disclosed the same to third parties or persons other than the Parties to the Agreement, the Company and professional consultants, with the exception where disclosure is required by mandatory legal provisions.

5.2	Notwithstanding the foregoing, each Party may disclose such information to its governing bodies, shareholders, employees, directors, officers, consultants or agents for the purposes of the Agreement, provided that such Party shall take all reasonable steps to ensure that such persons are aware of the confidentiality of the Confidential Information and agree to perform the aforementioned confidentiality obligations in accordance with the Agreement.

5.3	The confidentiality obligations under Paragraphs 5.1 to 5.2 above do not apply to:

(1)            the information that has become available to the public (other than that available to the public through a breach of the confidentiality obligations under this Article);

(2)            the information that the receiving party has learned through legal channels before the disclosure by the disclosing party;

(3)            the information independently developed by the receiving party through legal means (excluding information formed through integration, analysis, compilation and other processing means of acquired information);

(4)            the information that the receiving party learns or obtains from a third party who is not under the obligation of confidentiality;

(5)            the information of which the disclosure has been consented to by the disclosing party in writing to the receiving party; with the exception where it is agreed in the letter of consent that the information receiving shall not disclose the same to a third party again; and

(6)            the information disclosed by the receiving party to relevant government departments, regulators or judicial authorities as required by laws.

Article 6    Effectiveness, Modification, Change and Termination of the Agreement

6.1	The Agreement shall take effect after being signed/sealed by respective legal representatives or authorized representatives, and affixed with the official seals, of the Parties.

6.2	The appendices of the Agreement constitute an integral part of the Agreement and as a supplement to the Agreement. If the documents in the appendices to the Agreement that need to be signed and executed separately conflict with the text of the Agreement, the agreement so signed and executed separately shall prevail.

6.3	The Agreement may be modified, supplemented or changed upon consensus of the Parties to the Agreement. Any such modification, supplement or change must be made in writing, and shall not take effect until it is signed by the Parties to the Agreement. A waiver of any provision of the Agreement shall not be deemed to constitute a waiver of the Agreement or any other provision of the Agreement.

6.4	Termination of the Agreement

(1)            Upon execution of the Agreement, without the unanimous written consent of the Parties to the Agreement, no Party may unilaterally terminate the Agreement.

(2)            A Party materially breaches its obligations, representations and warranties and undertakings under the Agreement, and fails to rectify the breach within 30 days from the date that the non-defaulting party gives a notice of rectification in writing. The non-defaulting party shall have the right to notify the defaulting party in writing to terminate the Agreement at least 10 Working Days in advance, and shall indicate the effective date of termination in the notice.

6.5            Effect of termination of the Agreement

(1)            If the Agreement is terminated, all rights and obligations of the Parties hereto under the Agreement shall be terminated immediately, except for the responsibilities and liabilities that shall be assumed in accordance with Articles 5 and 7 of the Agreement.

(2)            If the Agreement is terminated without the fault of any Party hereto, each Party shall return the consideration received from other Parties under the Agreement and restore the status when the Agreement was executed in accordance with the principles of fairness, reasonableness and good faith.

Article 7    Liabilities for Default and Compensation

7.1	Any Party’s default of, failure to perform, failure to fully perform, or failure to properly perform, any of its obligations under the Agreement, or default of any provision of the Agreement (including but not limited to the Party’s representations, warranties and undertakings under the Agreement), whether due to acts or omissions, shall constitute a default ( the “default”, the Party in default hereinafter referred to as the “defaulting party”).

7.2	The defaulting party shall be liable for all losses, damages, liabilities, lawsuits and reasonable costs and expenses (collectively, the “losses”) incurred by the non-defaulting party due to the breach of the Agreement by the defaulting party, including but not limited to reasonable litigation fees/arbitration fees, reasonable legal fees, preservation fees, letter of guarantee fees, announcement fees, execution fees, travel expenses, etc., but shall not exceed the possible losses that the defaulting party foresees or should have foreseen when entering into the Agreement.

7.3	The compensation made by the defaulting party in accordance with the Paragraph Article 7.2 above shall not affect other rights and reliefs that the non-defaulting party shall have in accordance with Chinese laws or other provisions of the Agreement.

7.4	Upon execution of the Agreement, the Parties shall fully perform the Agreement. Any breach by a Party of its representations, warranties and undertakings in the Agreement, or the terms of the Agreement, shall constitute a default. The defaulting party shall compensate the non-defaulting party for reasonable losses suffered thereby, unless otherwise expressly specified in the Agreement.

Article 8    Governing Laws and Settlement of Disputes

8.1	The conclusion, effectiveness, interpretation, construction, performance and dispute settlement of the Agreement shall be governed by, and interpreted or construed in accordance with, Chinese laws.

8.2	All disputes arising from or in connection with the performance of the Agreement shall be settled through amiable negotiation among the Parties. If the negotiation fails, any Party has the right to submit such controversies, disputes or claims to China International Economic and Trade Arbitration Commission Zhejiang Sub-Commission for arbitration in accordance with its arbitration rules in effect at the time of submission for arbitration. The seat of arbitration is Hangzhou. The arbitral award is final and binding on either Party. The losing party shall bear all actual expenses related to the arbitration, including but not limited to arbitration fees, attorney fees, travel expenses, etc.

Article 9    Notices and Service

9.1	Any notice or other communication (collectively, “notices”) given by a Party to other Parties in connection with the Agreement shall be in writing (including fax, e-mail), and shall be delivered to or served on the addressee(s) at the mailing addresses or communication numbers listed in Appendix 1. The Parties agree and confirm that the contact information listed in Appendix 1 is the confirmed means for service of process, and the service of process in accordance with the means specified in the Agreement shall be deemed as successful service.

9.2	The service time for various communication methods specified in the preceding paragraph shall be determined as follows:

(1)            The notice presented in person shall be deemed served when the addressee signs for receipt, and the failure of the addressee to sign for receipt shall not constitute effective service;

(2)            All notices that may be delivered by post should be delivered by registered mail or express mail service, and the notice shall be deemed to have been served on the addressee on the 7th day after posting;

9.3	If there is any change in the aforementioned mailing address or communication number of any Party (the “Changing Party”), the change party shall notify other Parties in writing within 15 days after the occurrence of the change. If the Changing Party fails to notify in time as agreed, the Changing Party shall assume the losses arising therefrom.

Article 10        Supplementary Provisions

10.1	The Agreement represents the agreement of the Parties on the subject matter under the Agreement. If any other written or oral agreements or other documents made by the Parties on the subject matter are inconsistent with the Agreement, the Agreement shall prevail; any matters uncovered by the Agreement shall be subject to a separate written supplementary agreement that may be executed.

10.2	If any provision of the Agreement is invalid or unenforceable due to the applicable laws, the provision shall be deemed as non-existent from the beginning without affecting the validity of other provisions of the Agreement, and the Parties shall negotiate and determine new provision to the extent permitted by the laws, to ensure that the intent of the original provision is realized to the greatest extent.

10.3	Unless otherwise specified in the Agreement, a Party’s failure to exercise or delay in exercising the rights, powers or privileges under the Agreement shall not be deemed to be a waiver of these rights, powers and privileges, and the single or partial exercise of these rights, powers and privileges does not preclude the exercise of any other rights, powers and privileges.

10.4	The Agreement is executed in ten counterparts, with each Party holding two counterparts respectively, all of which shall have the same legal effect.

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[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Present Investor	Hangzhou Fuyang Development Zone Industrial Investment Co., Ltd. (official seal)

/s/ Guo Jiangang

Name: Guo Jiangang

Title: legal representative

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Company	Hangzhou Lightning Speed Technology Co., Ltd. (official seal)

/s/ Wang Xiaofei

Name: Wang Xiaofei

Title: legal representative

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Original Shareholder (Guarantor)	Sanya Lotus Venture Capital Co., Ltd. (official seal)

/s/ Feng Qingfeng

Name: Feng Qingfeng

Title: legal representative

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Original Shareholder (Guarantor)	Ningbo Weili Enterprise Management Consulting Partnership (Limited Partnership) (official seal)

/s/ Ao Xianzhi

Name: Ao Xianzhi

Title: legal representative

[There is no text on this page, and it is the execution page of the Convertible Note Investment Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute the Agreement on the date first written above.

Joint and Several Guarantor:	Wuhan Lotus Technology Co., Ltd. (official seal)

/s/ Feng Qingfeng

Name: Feng Qingfeng

Title: legal representative

SCHEDULE 1

NOTICE INFORMATION LIST

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SCHEDULE 2

SHARHOLDING PERCENTAGE OF THE TARGET COMPANY

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